Exhibit 99.1

Wellgistics Health (NASDAQ: WGRX) Launches XRP Payment Program for Independent Pharmacies

TAMPA, FLORIDA / ACCESS Newswire / August 13, 2025 / Wellgistics Health, Inc. (NASDAQ:WGRX) (“Wellgistics Health” or the “Company”), a leader in next-generation pharmaceutical distribution, digital prescription routing, and AI-powered hub fulfillment, today announced the launch of its Ripple Labs-powered XRP Implementation Program, giving independent pharmacies access to blockchain-based payments in the prescription drug space for the first time. The program enables pharmacies to pay for products and move funds instantly, more cost-effectively, and with full transparency-eliminating delays, high fees, and reliance on traditional banking and credit card networks. Wellgistics Health is among the first healthcare companies to implement an XRP-based payment solution at scale.

The program operates in partnership with RxERP, a serialized pharmaceutical eCommerce and ERP (Enterprise Resource Planning) system that manages onboarding, transactions, and reporting for participating pharmacies. With Wellgistics already serving more than 6,500 independent pharmacies and over 200 manufacturers nationwide, the Company is well-positioned to accelerate adoption rapidly and at scale.

Pharmacies can now enroll in the beta program at:

https://wellgisticshealth.com/xrp-in-healthcare/

How Pharmacies Benefit from Using XRP

●	Instant Settlement - Payments settle in seconds, not days

●	Lower Fees - Avoid credit card and bank transaction costs

●	24/7 Availability - No banking delays, even on weekends and holidays

●	Improved Cash Flow - Faster access to working capital and inventory restock

●	Real-Time Tracking - View and confirm payments instantly

●	No Intermediaries - Direct transactions between pharmacy and distributor

“We’ve been impressed with the response so far,” said Brian Norton, CEO of Wellgistics Health. “Independent pharmacy owners are far more forward-thinking than many realize. They see the power of blockchain and understand how transformative this will be as it scales across the industry. Our mission is to give pharmacies greater control, speed, and transparency in their financial operations.”

Technical Innovation and Blockchain Integration

The XRP Payment Program harnesses the speed, scalability, and low-cost infrastructure of the XRP Ledger to meet the unique demands of the pharmaceutical supply chain. Integrated with RxERP, the platform delivers real-time, encrypted, and fully compliant payment processing tailored for independent pharmacies, wholesalers and in the near future, manufacturers.

Pharmacies and investors can learn more by downloading the Wellgistics Health XRP E-Book:

https://wellgisticshealth.com/xrp-in-healthcare/

Regulatory Compliance and Security

The XRP Payment Program has been developed to meet or exceed healthcare and financial regulatory standards, including HIPAA and anti-money laundering (AML) requirements. The system provides secure, traceable transactions while safeguarding sensitive data and maintaining privacy at every stage.

Next Phase: Manufacturer Onboarding and Direct-to-Patient (DTP) Programs

Following the pharmacy rollout, Wellgistics Health will begin onboarding pharmaceutical manufacturers to the XRP platform-expanding capabilities for direct, on-chain transactions. The Company also plans to launch manufacturer-powered Direct-to-Patient (DTP) programs, allowing manufacturers to ship medications directly to patients’ homes in collaboration with their community pharmacy and prescribing physicians to ensure clinical continuity and compliance.

“Pharmacies deserve a payment system as fast and responsive as the care they provide,” said Tony Madsen, COO of Wellgistics Health. “While this first phase focuses on helping pharmacies pay for products more efficiently, it’s just the start. Our vision is to make every aspect of pharmacy payments faster, clearer, and completely frictionless.”

About Wellgistics Health

Wellgistics Health (NASDAQ: WGRX) delivers medications from manufacturer to patient-faster, smarter, and more affordably. Its integrated platform connects 6,500+ independent pharmacies and 200+ U.S. manufacturers, providing wholesale distribution, digital prescription routing, and AI-powered hub services such as eligibility, adherence, onboarding, prior authorization, and cash-pay fulfillment. As a PBM-agnostic alternative, Wellgistics Health offers compliant, end-to-end solutions that restore access, transparency, and trust in U.S. healthcare.

About RxERP

RxERP is the only serialized pharmaceutical ERP system designed specifically for independent pharmacies, wholesalers, and manufacturers. It delivers real-time financial, operational, and compliance tools-integrating blockchain, AI, and serialized inventory management to streamline operations and modernize the supply chain. RxERP is the platform partner managing the XRP Implementation Program with Wellgistics Health.

Forward-Looking Statements

This press release may contain forward-looking statements regarding Wellgistics Health’s plans, strategies, future operations, and expected performance. These statements are based on current expectations and involve risks and uncertainties that may cause actual results to differ materially. Factors that could affect these results include, but are not limited to, market conditions and risks detailed in filings with the SEC. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information is available at www.sec.gov.

Media Contact: media@wellgisticshealth.com

Investor Relations: investors@wellgisticshealth.com

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Office: (646) 893-5835

Email: info@skylineccg.com

SOURCE: Wellgistics Health, Inc.